Exhibit 99

From: Rick James (media)
           414-221-4444

           Colleen F. Henderson, CFA (analysts)
           414-221-2592
           colleen.henderson@wisconsinenergy.com

Feb. 5, 2008

Wisconsin Energy Corporation posts fourth quarter
and full-year results for 2007

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported earnings from continuing operations of $95 million or 80 cents per share for the fourth quarter of 2007. This compares with earnings from continuing operations of $78 million or 65 cents per share for the final quarter of 2006.

In the fourth quarter of 2006, the company recorded a 5 cent per share gain associated with the ability to recognize state tax operating losses at the parent company level. Excluding the effect of this item, adjusted earnings per share from continuing operations in the fourth quarter of 2006 were 60 cents per share.

Fourth quarter revenues were $1.15 billion in 2007, compared with $1.10 billion in the same period a year earlier. For the full year 2007, revenues were $4.24 billion, compared with $4.00 billion in 2006.

Retail electricity sales in 2007 increased by approximately 2.2 percent over the previous year. Use of electricity by residential customers grew by 3.2 percent in 2007.

Wisconsin Energy's 2007 earnings from continuing operations totaled $336 million or $2.84 per share. In 2006, earnings from continuing operations were $312 million or $2.64 per share.

In 2006, the company recorded a gain of 5 cents per share from the reversal of state tax operating losses, as well as a 1 cent per share gain on the sale of its interest in the Guardian Pipeline.

Excluding the effects of these items, adjusted earnings from continuing operations were $2.84 per share in 2007 as compared with $2.58 per share on the same basis in 2006.

Key factors driving the increase in adjusted earnings from continuing operations in 2007 included favorable weather, improved natural gas margins and lower operating costs.

"I'm very pleased with our overall performance in 2007," said Gale Klappa, chairman, president and chief executive officer. "We invested nearly $1.2 billion in 2007 to improve the energy infrastructure in Wisconsin and Michigan's Upper Peninsula. And over the next three years, we expect to invest another $2.8 billion to maintain reliability and improve fuel diversity for our customers," said Klappa.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Tuesday, Feb. 5, 2008. The presentation will review 2007 fourth quarter and year-end earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-632-5007 up to 15 minutes before the call begins. International callers may dial 913-312-0682. The confirmation code is 4169701. Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "Year-end Earnings Release & Conference Call" and selecting "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its fourth quarter and year-end performance. The materials will be available at 7:30 a.m. Central time on Feb. 5. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through Feb. 12, 2008. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 4169701.

Non-GAAP Earnings Measures

Adjusted earnings (non-GAAP earnings), which generally exclude nonoperational items as well as charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. The excluded items are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings from continuing operations is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $11 billion of assets, 5,000 employees and more than 50,000 stockholders of record.

Forward-looking statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially from those set forth in forward - looking statements. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; unanticipated operational and/or financial consequences related to the implementation on April 1, 2005, of a bid-based energy market in Wisconsin and Michigan; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with nonutility diversification; regulatory decisions; construction risks; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; successful resolution of legal challenges to the Company's Power the Future Program, including any challenges to and appeals of granted permits; adverse interpretation or enforcement of permit conditions by permitting agencies; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other matters described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors" contained in Wisconsin Energy Corporation's Form 10-K for the year ended December 31, 2006, and other factors described in subsequent reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "may," "objectives," "plans," "possible," "potential," "projects" or similar terms or variations of these terms. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

WISCONSIN ENERGY CORPORATION
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS

	Three Months Ended December 31		Twelve Months Ended December 31

	2007	2006	2007	2006

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,148.7	$1,095.2	$4,237.8	$3,996.4

Operating Expenses
Fuel and purchased power	280.3	218.2	996.4	802.0
Cost of gas sold	342.3	323.2	1,052.7	1,018.3
Other operation and maintenance	243.8	308.6	1,135.3	1,183.7
Depreciation, decommissioning
and amortization	77.3	83.0	328.2	326.4
Property and revenue taxes	25.7	23.6	103.2	97.5
Amortization of gain	(6.5)	-	(6.5)	-

Total Operating Expenses	962.9	956.6	3,609.3	3,427.9

Operating Income	185.8	138.6	628.5	568.5

Equity in Earnings of Transmission Affiliate	11.0	9.9	43.1	38.6

Other Income, Net	1.1	8.3	48.9	53.1

Interest Expense, Net	40.4	43.4	167.6	172.7

Income From Continuing
Operations Before Income Taxes	157.5	113.4	552.9	487.5

Income Taxes	62.9	35.8	216.4	175.0

Income From Continuing Operations	94.6	77.6	336.5	312.5

Income (Loss) From Discontinued
Operations, Net of Tax	(0.3)	(0.6)	(0.9)	3.9

Net Income	$94.3	$77.0	$335.6	$316.4

Earnings Per Share (Basic)
Continuing operations	$0.81	$0.66	$2.88	$2.67
Discontinued operations	-	-	(0.01)	0.03

Total Earnings Per Share (Basic)	$0.81	$0.66	$2.87	$2.70

Earnings Per Share (Diluted)
Continuing operations	$0.80	$0.65	$2.84	$2.64
Discontinued operations	-	-	(0.01)	0.03

Total Earnings Per Share (Diluted)	$0.80	$0.65	$2.83	$2.67

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	117.0	116.9	117.0
Diluted	118.4	118.7	118.5	118.4

Dividends Per Share of Common Stock	$0.25	$0.23	$1.00	$0.92

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
December 31

	2007	2006

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$7,681.2	$7,052.5

Investments
Restricted cash	323.5	-
Nuclear decommissioning trust fund	-	881.6
Equity investment in transmission affiliate	238.5	228.5
Other	42.7	54.7

Total Investments	604.7	1,164.8

Current Assets
Cash and cash equivalents	27.4	37.0
Restricted cash	408.1	-
Accounts receivable	361.8	379.3
Accrued revenues	312.2	257.8
Materials, supplies and inventories	361.3	417.2
Regulatory Assets	164.7	16.9
Prepayments and Other	214.2	136.7

Total Current Assets	1,849.7	1,244.9

Deferred Charges and Other Assets
Regulatory assets	961.6	1,074.0
Goodwill	441.9	441.9
Other	181.2	152.1

Total Deferred Charges and Other Assets	1,584.7	1,668.0

Total Assets	$11,720.3	$11,130.2

Capitalization and Liabilities

Capitalization
Common equity	$3,099.2	$2,889.0
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,172.5	3,073.4

Total Capitalization	6,302.1	5,992.8

Current Liabilities
Long-term debt due currently	352.8	296.7
Short-term debt	900.7	911.9
Accounts payable	478.3	404.5
Regulatory Liabilities	563.1	4.5
Other	207.9	274.9

Total Current Liabilities	2,502.8	1,892.5

Deferred Credits and Other Liabilities
Regulatory liabilities	1,314.3	1,467.6
Asset retirement obligations	54.5	371.7
Deferred income taxes - long-term	551.7	572.9
Deferred revenue, net	347.7	186.2
Other	647.2	646.5

Total Deferred Credits and Other Liabilities	2,915.4	3,244.9

Total Capitalization and Liabilities	$11,720.3	$11,130.2

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31

	2007	2006

	(Millions of Dollars)
Operating Activities
Net income	$335.6	$316.4
Reconciliation to cash
Depreciation, decommissioning and amortization	338.0	336.8
Deferred income taxes and investment tax credits, net	20.4	(54.0)
Working capital and other	(161.5)	130.8

Cash Provided by Operating Activities	532.5	730.0

Investing Activities
Capital expenditures	(1,211.5)	(928.7)
Unrestricted proceeds from asset sales	783.9	87.8
Other investing activities	(115.6)	(98.6)

Cash Used in Investing Activities	(543.2)	(939.5)

Financing Activities
Common stock issued (repurchased), net	(31.7)	(21.2)
Dividends paid on common stock	(116.9)	(107.6)
Change in debt, net	148.4	299.7
Other financing activities	1.3	2.4

Cash Provided by Financing Activities	1.1	173.3

Change in Cash	(9.6)	(36.2)

Cash at Beginning of Period	37.0	73.2

Cash at End of Period	$27.4	$37.0